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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Texas Roadhouse, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 8, 2011

To our Stockholders:

        You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Texas Roadhouse, Inc. on Thursday, May 19, 2011. The meeting will be held at the Texas Roadhouse Support Center, 6040 Dutchmans Lane, Louisville, Kentucky at 9:00 a.m. eastern daylight time.

        The official Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed with this letter.

        Please take the time to read carefully each of the proposals for stockholder action described in the accompanying proxy materials. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope. Stockholders of record can also vote by touch-tone telephone from the United States, using the toll-free number on the proxy card, or by the Internet, using the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your shares in person.

        Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,
G.J. Hart President, Chief Executive Officer

TEXAS ROADHOUSE, INC.
6040 Dutchmans Lane, Suite 200
Louisville, Kentucky 40205

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2011

To the Stockholders:

        The Annual Meeting of Stockholders (the "Annual Meeting") of Texas Roadhouse, Inc. (the "Company") will be held at the Texas Roadhouse Support Center, 6040 Dutchmans Lane, Louisville, Kentucky on Thursday, May 19, 2011 at 9:00 a.m. eastern daylight time.

        At the Annual Meeting you will be asked to:

  •
  elect two Class I directors to the Board of Directors, each for a term of three years;

  •
  ratify the appointment of KPMG LLP as the Company's independent auditors;

  •
  hold an advisory vote on executive compensation;

  •
  hold an advisory vote on the frequency of the advisory vote on executive compensation; and

  •
  transact such other business as may properly come before the meeting.

        A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 21, 2011 are entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors,
Sheila C. Brown Corporate Secretary
Louisville, Kentucky April 8, 2011

IMPORTANT

        WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE USING ONE OF THE VOTING METHODS DESCRIBED IN THE ATTACHED MATERIALS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011

        Our Proxy Statement related to our 2011 Annual Meeting of Stockholders, our Annual Report on Form 10-K for the fiscal year ended on December 28, 2010 and our Annual Report to Stockholders for the fiscal year ended on December 28, 2010 are available on our website at www.texasroadhouse.com in the Investors section.

TEXAS ROADHOUSE, INC.
6040 Dutchmans Lane, Suite 200
Louisville, Kentucky 40205

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2011

Introduction

        This proxy statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the board of directors (the "Board") of Texas Roadhouse, Inc., a Delaware corporation, to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. In this proxy statement, references to the "Company," "we," "us" or "our" refer to Texas Roadhouse, Inc. This Annual Meeting is the seventh meeting of stockholders following the completion of our initial public offering (the "IPO") of common stock on October 8, 2004. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 8, 2011.

Date, Time and Place

        The Annual Meeting will be held at the Texas Roadhouse Support Center, Louisville, Kentucky on Thursday, May 19, 2011 at 9:00 a.m. eastern daylight time, for the purposes set forth in this proxy statement and the accompanying notice of Annual Meeting.

Record Date and Voting Securities

        The Board has fixed the record date (the "Record Date") for the Annual Meeting as the close of business on March 21, 2011. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were outstanding 71,149,027 shares of common stock, each of which is entitled to one vote per share on all matters to be considered at the Annual Meeting.

        The presence in person or by proxy of the holders of a majority of the shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented by properly executed proxies received before the close of voting at the Annual Meeting will be voted as directed by such stockholders, unless revoked as described below.

Revocability of Proxies

        A stockholder who completes and returns the proxy card that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the Annual Meeting. A stockholder may revoke a proxy by voting at a later date by one of the methods described on the proxy card or by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary of the Company at the Company's main office address at any time before the Annual Meeting. Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the Annual Meeting before the close of voting or by attending the Annual Meeting and voting in person. You may attend the Annual Meeting even though you have executed a proxy, but your presence at the Annual Meeting will not automatically revoke your proxy.

Solicitation of Proxies

        The cost of solicitation of proxies being solicited on behalf of the Board will be borne by us. In addition to solicitation by mail, proxies may be solicited personally, by telephone or other means by our directors, officers or employees, who receive no additional compensation for these solicitation activities. We will, upon request, reimburse brokerage houses and persons holding common stock in the names of their nominees for their reasonable out-of-pocket expenses in sending materials to their principals.

Votes Required and Voting of Proxies

        Each proposal will be considered separately.

Proposal 1—Election of Directors

        The affirmative vote of a plurality of the votes entitled to be cast by the holders of the Company's common stock present in person or represented by proxy is required to elect each nominee. Election by a plurality means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote "FOR" all of the nominees or you may "WITHHOLD AUTHORITY" to vote for one or more specifically named nominees. Unless you "WITHHOLD AUTHORITY" to vote for one or more nominees, your proxy will be voted "FOR" the election of the individuals nominated as Class I directors.

        The Board recommends that you vote "FOR" all of the nominees.

Proposal 2—Ratification of the Appointment of the Company's Independent Auditors

        The proposal to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 27, 2011 must be approved by the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote. You may vote "FOR" or "AGAINST" the ratification, or you may "ABSTAIN" from voting on this proposal. A vote to "ABSTAIN" is counted as a vote, but is not counted as either "FOR" or "AGAINST."

        The Board recommends that you vote "FOR" this proposal.

Proposal 3—Advisory Vote on Executive Compensation

        The outcome of the advisory vote on whether to approve the executive compensation detailed in this proxy statement (including the Compensation Discussion and Analysis, the Executive Compensation section and the other related executive compensation tables and related discussions) will be determined by the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote. You may vote "FOR" or "AGAINST" the executive compensation, or you may "ABSTAIN" from voting on this proposal. A vote to "ABSTAIN" is counted as a vote, but is not counted as either "FOR" or "AGAINST."

        The Board recommends that you vote "FOR" this proposal.

Proposal 4—Advisory Vote on Frequency of Advisory Vote on Executive Compensation

        You may select a frequency of "EVERY YEAR," "EVERY TWO YEARS" or "EVERY THREE YEARS" with respect to how often the Company should hold an advisory vote on executive compensation, or you may "ABSTAIN" from voting on this proposal. The choice receiving the most votes will be the frequency selected by the stockholders, so abstentions will not affect the outcome of the vote on this proposal.

        The Board recommends that you select "EVERY THREE YEARS" for this proposal.

Other Matters

        As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters should properly come before the Annual Meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders. Any such additional matter must be approved by an affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote at the Annual Meeting.

Other Voting Considerations

Broker Non-Votes

        Under rules of the New York Stock Exchange, matters subject to shareholder vote are classified as "routine" or "non-routine." In the case of routine matters, brokers may vote shares held in "street name" in their discretion if they have not received voting instructions from the beneficial owner. In the case of non-routine matters, brokers may not vote shares unless they have received voting instructions from the beneficial owner ("broker non-votes"); therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

        The election of directors (Proposal 1) is a non-routine matter under the applicable rules, so broker non-votes may occur. However, broker non-votes will have no effect on the outcome of this proposal because the election is decided by a plurality of shares present (in person or by proxy) and entitled to vote at the Annual Meeting, and broker non-votes do not count as shares entitled to vote.

        The ratification of the appointment of the Company's independent auditors (Proposal 2) is a routine matter under the applicable rules, so broker non-votes should not occur. In addition, because this matter is routine and brokers may vote as stated above, the number of votes cast, plus the number of abstentions, on this Proposal 2 will be used to establish whether a quorum is present.

        The advisory vote on executive compensation (Proposal 3), the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4) and any other matters that may properly come before the Annual Meeting are also non-routine matters under the applicable rules, so broker non-votes may occur. Because broker non-votes do not count as shares entitled to vote, they do not affect the outcome of the vote on these proposals.

Abstentions

        Abstentions will be counted for purposes of calculating whether a quorum is present. The effect of an abstention on each proposal where "ABSTAIN" is a voting choice is discussed above.

Executed but Unmarked Proxies

        If no instructions are given, shares represented by properly executed but unmarked proxies will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Company's by-laws provide for not less than one and not more than 15 directors. Our Board currently consists of seven directors divided into three classes. Members of each class serve for a three-year term. The Board has designated James R. Ramsey and James R. Zarley as nominees for re-election as Class I directors of the Company to serve for terms of three years and until their successors are duly elected and qualified. Although it is not anticipated that any of the nominees listed below will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees.

Nominees for Election as Directors

        Set forth below are the two Board members who will stand for re-election at the Annual Meeting, together with their ages, all Company positions and offices each person currently holds and the year in which each person joined the Board.

Name	Age	Position or Office	Director Since
James R. Ramsey	62	Director	2004
James R. Zarley	66	Director	2004

        James R. Ramsey.    Dr. Ramsey, 62, is the president of the University of Louisville, a position he has held since September 2002. Before becoming president, he had served as senior policy advisor and state budget director for the Commonwealth of Kentucky as well as senior professor of economics and public policy at the University of Louisville since 1999. Dr. Ramsey has held numerous academic positions, including serving as vice chancellor for finance and administration at both the University of North Carolina at Chapel Hill and Western Kentucky University. He has been associate dean, assistant dean and director of public administration in the College of Business Administration at Loyola University and a research associate for the University of Kentucky's Center for Public Affairs. He has served on the faculties of the University of North Carolina at Chapel Hill, Western Kentucky University, the University of Kentucky, Loyola University and Middle Tennessee State University in addition to the University of Louisville. Dr. Ramsey has also held a number of positions in state government, including interim commissioner of the Office of the New Economy and special advisor to the chairman of the Kentucky Council on Postsecondary Education. Dr. Ramsey serves on the board of directors and chairs the audit committee of Community Trust Bancorp, Inc. He also serves on the boards of trustees of Churchill Tax-Free Fund of Kentucky and Naragansett Insured Tax-Free Income Fund. Dr. Ramsey is being nominated for re-election as a director because of his chief executive experience, his financial and accounting experience and his government relations experience. As a result of these and other professional experiences, Dr. Ramsey possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

        James R. Zarley.    Mr. Zarley, 66, serves as chief executive officer of ValueClick, Inc., and has been a member of the board of directors of ValueClick since 1999. From his arrival in 1999 until May 2007, Mr. Zarley served as chairman and chief executive officer of ValueClick and shaped the company into a global leader in online marketing solutions. In May 2007, Mr. Zarley stepped down from the chief executive officer role and became executive chairman to focus on the company's corporate development program and European operations. In April 2010, Mr. Zarley returned to the chief executive officer role. Prior to joining ValueClick, Mr. Zarley was chief operating officer of Hiway Technologies, where he was a leading member of the management team that closed the merger with Verio in 1999. Prior to that, Mr. Zarley was chairman and chief executive officer of Best Internet until it merged with Hiway Technologies in 1998. Mr. Zarley also founded and later sold Quantech Information Services, now an ADP company. In addition, he spent 19 years at RCA in various senior management roles. Mr. Zarley is being nominated for re-election as a director because of his chief executive experience specifically in a developing industry, his information technology experience and his experience in acquisitions. As a result of these and other professional experiences, Mr. Zarley possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE TWO NOMINEES FOR CLASS I DIRECTOR OF THE COMPANY.

 Other Directors

        The following Class II and III directors will continue on the Board for the terms indicated:

Class II Directors (Terms Expiring at the 2012 Annual Meeting):

        Martin T. Hart.    Mr. Hart, 75, has been a private investor in the Denver, Colorado area since 1969. He has owned and developed a number of companies into successful businesses, and has served on the board of directors for many public and private corporations. Presently, Mr. Hart is serving on the board of directors of the following public companies: ValueClick, Inc., a single-source provider of media, technology and services across major interactive marketing channels; MassMutual Corporate Investors, an investment company; and MassMutual Participation Investors, an investment company. Until June 2009, he served on the board of directors of Spectranetics Corporation, a medical device company. He also continues to serve on the board of directors of several private companies. Mr. Hart is a certified public accountant. He is the past Chairman of the Board of Trustees of Regis University. Mr. Hart was nominated as a director because of his experience on public company boards, his financial and accounting experience and his knowledge of the Company resulting from being a long-term investor. As a result of these and other professional experiences, Mr. Hart possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

        W. Kent Taylor.    Mr. Taylor, 55, is our founder and was our Chief Executive Officer from 2000 until our IPO. Upon the completion of our IPO, Mr. Taylor became Chairman of the Company, an executive position. Before his founding of our concept in 1993, Mr. Taylor founded and co-owned Buckhead Bar and Grill in Louisville, Kentucky. Mr. Taylor has over 25 years of experience in the restaurant industry. Mr. Taylor was nominated as a director because of his chief executive experience, his knowledge of the restaurant industry and his intimate knowledge of the Company as its founder. As a result of these and other professional experiences, Mr. Taylor possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

Class III Directors (Terms Expiring at the 2013 Annual Meeting):

        G.J. Hart.    Mr. Hart, 53, has served as our President since May 2000. Upon the completion of our IPO, Mr. Hart became President and Chief Executive Officer. From October 1995 until May 2000, Mr. Hart was President of Al Copeland Investments in Metairie, Louisiana, a privately held business consisting of four restaurant concepts, hotels, gaming, entertainment and food processing operations. From June 1991 to September 1995, Mr. Hart was President of TriFoods International, Inc., a producer of prepared food products. Mr. Hart has over 25 years of experience in the food industry. Mr. Hart was nominated as a director because of his chief executive experience, his knowledge of the restaurant industry and his in-depth knowledge of the Company. As a result of these and other professional experiences, Mr. Hart possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

        Gregory N. Moore.    Mr. Moore, 61, served as the Senior Vice President and Controller of Yum! Brands, Inc. until he retired in 2005. He is currently a Financial Consultant and private investor. Yum!

Brands is the worldwide parent company of Taco Bell, KFC, Pizza Hut, Long John Silver's and A&W All-American Food. Prior to becoming Yum! Brands' Controller, Mr. Moore was the Vice President and General Auditor of Yum! Brands. Before that, he was with PepsiCo, Inc. and held the position of Vice President, Controller of Taco Bell and Controller of PepsiCo Wines & Spirits International, a division of PepsiCola International. Before joining PepsiCo, he was an Audit Manager with Arthur Young & Company in its New York City and Stamford, Connecticut offices. Mr. Moore is a certified public accountant in the States of New York and California. Mr. Moore serves on the board and chairs the audit committee of 3 Day Blinds, a private company. Until September 2010, he served on the board and chaired the audit committee of Environmental Infrastructure Holdings Corp., a public company. Mr. Moore was nominated as a director because of his extensive financial and accounting experience in the restaurant industry. As a result of these and other professional experiences, Mr. Moore possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

        James F. Parker.    Mr. Parker, 64, served as Chief Executive Officer and Vice-Chairman of the Board of Southwest Airlines Co. from June 2001 through July 2004. Before serving at Southwest Airlines as Chief Executive Officer, Mr. Parker served as General Counsel of that company from 1986 until June 2001, and was previously a shareholder in the San Antonio, Texas law firm of Oppenheimer, Rosenberg, Kelleher and Wheatley. Mr. Parker serves as a member of the board of directors of Sammons Enterprises, Inc., a private company. Mr. Parker was nominated as a director because of his chief executive experience, his knowledge of the value-based service industry and the similarity of cultures between Southwest Airlines and the Company. As a result of these and other professional experiences, Mr. Parker possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

Meetings of the Board of Directors

        The Board met on six occasions and its committees met on 24 occasions during our fiscal year ended December 28, 2010. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his period of service. In addition, the Company expects all members of the Board to attend the Annual Meeting; all members attended the 2010 Annual Meeting. Four Board meetings are currently scheduled for the fiscal year 2011. Meetings of non-employee directors, without management directors or employees present, are typically scheduled in conjunction with each regularly scheduled Board meeting.

Leadership Structure of the Board of Directors and Role of the Board of Directors in Risk Oversight

        The Board currently includes five independent and two employee directors, and the positions of Chairman and Chief Executive Officer are not occupied by the same individual. As noted above, Mr. Taylor and Mr. G.J. Hart are the employee directors. In addition to his employee position, Mr. Taylor also holds the position of Chairman of the Board, which he has held since the Company's IPO. Mr. Taylor was named Chairman of the Board in recognition of his founding and continuing leadership role in the Company. Mr. G.J. Hart, our President and Chief Executive Officer, joined the Board in 2005. There is no lead independent director. We believe that our current Board leadership structure is appropriate, as the majority of our Board is composed of independent directors.

        The Board is responsible for overseeing the Company's risk management strategies. This role includes ensuring that Company management has implemented appropriate processes to administer day-to-day risk management. The Board is informed about risk management matters as part of its role in the general oversight and approval of corporate matters. The Board participates with management in an annual strategic planning session, during which, in part, it reviews the risks associated with potential strategic initiatives of the Company. The Board gives clear guidance to the Company's management on the risks it believes face the Company, such as the matters disclosed as risk factors in the Company's

Annual Report on Form 10-K. Furthermore, the Board has delegated certain risk management responsibilities to its committees.

        Through the audit committee's charter, the Board has authorized it to oversee the Company's risk assessment and risk management policies. The audit committee, in fulfilling its oversight responsibilities, regularly and comprehensively reviews specific risk categories which have been identified by management. The Company's internal auditor reports directly to the audit committee on the results of internal audits, the scope and frequency of which are based on comprehensive risk assessments which have been approved by the audit committee. Additionally, the Company's risk manager annually reports to the audit committee the results of risk mapping exercises conducted by key Company employees, which prioritize categories of risks according to likelihood of occurrence and potential liability. The audit committee is routinely advised of operational, financial and legal risks both during and outside of regularly scheduled meetings, and the committee reviews and monitors specific activities to manage these risks, such as insurance plans, hedging strategies and internal controls.

        Through the compensation committee's charter, the Board has authorized it to oversee employee compensation programs. The compensation committee, in fulfilling its oversight responsibilities, reviews the compensation practices and policies applicable to all employees, in addition to designing the compensation packages applicable to the executive officers and Board members. The compensation committee reviews the payments of bonuses and grants of stock awards to key employees on a quarterly basis, which are paid and granted, respectively, in accordance with practices previously reviewed by the committee.

        The Board's oversight roles, including the roles of the audit committee and the compensation committee, combined with the leadership structure of the Board to include Company management, allows the Board to effectively administer risk management policies while also effectively and efficiently addressing Company objectives.

Committees of the Board of Directors

        The Board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The Board has adopted a written charter for each of these committees, which sets out the functions and responsibilities of each committee. The charters of these committees are available in their entirety on the Company's website, www.texasroadhouse.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement.

        Audit Committee.    As described in its charter, the audit committee assists our Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independence and performance of the Company's internal and external auditors and (iv) the Company's internal controls and financial reporting practices. The audit committee is also required to pre-approve all audit and permitted non-audit services provided by our independent auditors. The audit committee reviews all of the Company's earnings press releases and Quarterly and Annual Reports on Form 10-Q and Form 10-K prior to filing with the Securities and Exchange Commission ("SEC"). The audit committee is also responsible for producing an annual report on its activities for inclusion in this proxy statement. All of the members of the audit committee are "independent," as that term is defined in the listing standards under NASDAQ Marketplace Rule 5605(a)(2) and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC. The audit committee is currently comprised of Messrs. Moore, Parker and Ramsey and is chaired by Mr. Moore. The Board evaluated the credentials of and designated Mr. Moore as an "audit committee financial expert" as required by Section 407 of the Sarbanes-Oxley Act of 2002. The audit committee met 19 times during the fiscal year 2010.

        Compensation Committee.    As described in its charter, the compensation committee: (i) assists the Board in fulfilling its responsibilities relating to the design, administration and oversight of employee compensation programs and benefit plans of the Company's executive officers, (ii) discharges the Board's duties relating to the compensation of the Company's directors and (iii) reviews the performance of the Company's executive officers. The compensation committee is also responsible for reviewing and discussing with management the Compensation Discussion and Analysis in this proxy statement and recommending its inclusion in this proxy statement to the Board. All of the members of the compensation committee are "independent" under all applicable rules, including the listing standards under NASDAQ Marketplace Rule 5605(a)(2) and the requirements of the SEC. The members of the compensation committee are Messrs. Martin Hart, Moore, Parker, Ramsey and Zarley. Mr. Parker chairs the committee. The compensation committee met three times during the fiscal year 2010.

        Nominating and Corporate Governance Committee.    As described in its charter, the nominating and corporate governance committee assists our Board in: (i) identifying individuals qualified to become Board members and recommending nominees to the Board either to be presented at the annual meeting or to fill any vacancies, (ii) considering and reporting periodically to the Board on matters relating to the identification, selection and qualification of director candidates and (iii) developing and recommending to the Board a set of corporate governance principles. The nominating and corporate governance committee has no diversity policy; however, the committee considers the diversity of skills and professional experience of the persons it identifies as qualified to be Board members. The nominating committee routinely evaluates the size and composition of the Board and the variety of professional expertise represented by the Board members in relation to the Company's business. All of the members of the nominating and corporate governance committee are "independent" under all applicable rules, including the listing standards under NASDAQ Marketplace Rule 5605(a)(2) and the requirements of the SEC. The members of the nominating and corporate governance committee are Messrs. Martin Hart, Moore, Parker and Zarley. Mr. Moore chairs the committee. The nominating and corporate governance committee met two times during the fiscal year 2010.

Policy Regarding Consideration of Candidates for Director

        The nominating and corporate governance committee will consider timely stockholder recommendations for director nominees at the 2012 Annual Meeting if stockholders comply with the requirements of the Company's by-laws. A copy of the by-laws is available on the Company's website, www.texasroadhouse.com. To be considered timely and to be included in our proxy statement and related proxy for the 2012 Annual Meeting, stockholders should submit nominations, if any, no later than December 10, 2011, to the Company's Corporate Secretary, at 6040 Dutchmans Lane, Suite 200, Louisville, Kentucky 40205. Stockholder nominations should include, among other items, the name of the candidate, age, contact information, present principal occupation or employment, qualifications and skills, background, last five year's employment and business experience, a description of current or previous service as director of any corporation or organization, other relevant biographical information and the nominee's consent to service on the Board. A stockholder nominee will be requested to complete a detailed questionnaire in the form that current directors and officers complete.

        The nominating and corporate governance committee may consider such other factors as it may deem are in the best interest of the Company and its stockholders. The manner in which the nominating and corporate governance committee evaluates a potential nominee will not differ based on whether the nominee is recommended by a stockholder of the Company.

        The Company does not pay a third-party fee to assist in identifying and evaluating nominees, but the Company does not preclude the potential for using such services if needed as may be determined at the discretion of the nominating and corporate governance committee.

 Compensation of Directors

        As described more fully below, the following table summarizes the total compensation paid or accrued for fiscal year 2010 for each of the non-employee directors.

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	Grant Date Fair Value of Stock Awards (S)(1) (c)	Total ($) (d)
Martin T. Hart	24,000	195,450	219,450
Gregory N. Moore	79,500	195,450	274,900
James F. Parker	31,000	195,450	226,450
James R. Ramsey	34,000	195,450	229,450
James R. Zarley	25,500	195,450	220,950

(1)
In February 2010, the non-employee directors were each granted 15,000 restricted stock units, which vest in 50% increments each year over two years. For restricted stock units, fair value is equal to the closing price of the Company's common stock on the trading day immediately preceding the date of the grant, which was $13.03. No option awards were granted during the period of time covered by this table.

The Company cautions that the amounts reported in the Director Compensation Table for these awards may not represent the amounts that the directors will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on the Company's actual operating performance, stock price fluctuations and the director's continued service with the Company.

        Non-employee directors each receive an annual fee of $12,500. The chairperson of the audit committee receives an additional annual fee of $20,000. Each non-employee director receives $2,000 for each Board meeting he or she attends in person and $500 for each Board meeting he or she participates in telephonically. Additionally, each non-employee director receives $1,000 for each committee meeting he or she attends in person and $500 for each committee meeting he or she participates in telephonically. Occasionally, board members serve on temporary committees for which they also receive meeting fees and annual fees.

        In February 2008, the non-employee directors were each granted 15,000 restricted stock units, where each unit represents the conditional right to receive one share of our common stock upon satisfaction of the vesting requirements. The restricted stock units vested in 50% increments each year over two years.

        Upon a change in control, each director's unvested restricted stock units, if any, will become vested five days prior to the date of the transaction which results in the change of control.

Code of Ethics

        The Board has approved and adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including the Company's principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available in its entirety on the Company's website, www.texasroadhouse.com. The Company intends to post amendments to, or waivers from, its Code of Business Conduct and Ethics, if any, that apply to the principal executive officer, the principal financial officer or the principal accounting officer on its website.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS

        Pursuant to its charter, the audit committee has appointed the firm of KPMG LLP to serve as the independent auditors to audit the financial statements and the internal control over financial reporting of the Company for the fiscal year which ends on December 27, 2011. Accordingly, a resolution will be presented at the Annual Meeting to ratify the appointment of KPMG LLP. If the stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider such appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm as the Company's independent auditors at any time during the year if the audit committee believes that such a change would be in the best interests of the Company and its stockholders. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2011.

AUDIT COMMITTEE REPORT

        The audit committee of the Board is composed of three directors, all of whom meet the criteria for independence under the applicable NASDAQ and SEC rules and the Sarbanes-Oxley Act. The committee acts under a written charter adopted by the Board, a copy of which is available on the Company's website at www.texasroadhouse.com.

        The purpose of the audit committee is to assist the Board in its general oversight of the Company. The primary responsibilities of the audit committee are to oversee and monitor the integrity of the Company's financial reporting process, financial statements and systems of internal controls; the Company's compliance with legal and regulatory requirements; the independent auditors' qualifications, independence and performance; and the performance of the Company's internal audit function. The audit committee is responsible for the selection, retention, supervision and termination of the independent auditors, including resolving disagreements between management and the independent auditors. The audit committee is also responsible for overseeing the adequacy of the authority, responsibilities and functions of the Company's internal audit department and for monitoring certain aspects of the Company's risk assessment and risk management practices.

        The audit committee is not responsible for conducting reviews of auditing or accounting procedures. Management of the Company has primary responsibility for preparing the Company's financial statements and for the Company's financial reporting process, including primary responsibility for establishing, maintaining and evaluating the effectiveness of internal control over financial reporting. The Company's independent auditors are responsible for auditing and reporting on the conformity of the Company's consolidated financial statements to accounting principles generally accepted in the United States. The independent auditors are also responsible for auditing and reporting on the effectiveness of the Company's internal control over financial reporting. The audit committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with the independent auditors and the experience of the audit committee's members in business, financial and accounting matters.

        In this context, the audit committee has prepared the following report on its activities and with respect to the Company's audited financial statements for the fiscal year ended December 28, 2010 (the "Audited Financial Statements").

  •
  The audit committee met 19 times during the fiscal year 2010. The committee's meetings included private sessions with the Company's independent auditors and internal auditor, as well as executive sessions consisting of only committee members. The committee also met periodically in private sessions with the Company's Chief Financial Officer and the Company's General Counsel;

  •
  The audit committee revised its charter to incorporate best practices adopted by peer and representative companies;

  •
  The audit committee approved an amended charter for the Company's internal audit department;

  •
  The audit committee reviewed the scope, plans and results of the testing performed by the Company's internal auditors and independent auditors in their assessments of internal control over financial reporting;

  •
  The audit committee reviewed the matters submitted to it via the confidential, anonymous reporting mechanisms regarding concerns about allegedly questionable financial, accounting or auditing matters;

  •
  The audit committee reviewed with management, including the internal auditor and the General Counsel, and the independent auditors, the Company's practices with respect to risk assessment and risk management. The overall adequacy and effectiveness of the Company's legal, regulatory and ethical compliance programs were also reviewed;

  •
  The audit committee reviewed and discussed the Company's Audited Financial Statements for the fiscal year 2010 with management;

  •
  The audit committee discussed with KPMG LLP, the Company's independent auditors for the fiscal year 2010, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  •
  The audit committee received from the independent auditors the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor's independence;

  •
  The audit committee reviewed the selection, application and disclosure of critical accounting policies;

  •
  The audit committee reviewed the Company's earnings press releases;

  •
  The audit committee reviewed the Company's Quarterly and Annual Reports on Form 10-Q and Form 10-K prior to filing with the SEC; and

  •
  Based on the review and discussion referred to above, and in reliance thereon, the audit committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2010, for filing with the SEC.

        All members of the audit committee concur in this report.

Gregory N. Moore, Chair James F. Parker James R. Ramsey

Fees Paid to the Independent Auditors

        We paid the following fees to KPMG LLP for fiscal years 2010 and 2009:

	2010	2009
Audit Fees	$527,000	$556,500
Audit-related Fees	1,500	1,500
Tax Fees	55,680	—
All Other Fees	—	—

	$584,180	$558,000

Audit Fees

        KPMG LLP charged $527,000 and $556,500 in fiscal years 2010 and 2009, respectively, for professional services in connection with the audit of the Company's annual financial statements and its internal control over financial reporting and for the reviews of the Company's financial statements included in the Company's Quarterly and Annual Reports on Form 10-Q and Form 10-K and for

services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years shown.

Audit-related Fees

        KPMG LLP charged $1,500 in both fiscal years 2010 and 2009 for professional services related to reviews of specific restaurants' sales for licensing purposes. Both the retention of KPMG LLP for these services and the budget for these services were pre-approved by the audit committee.

Tax Fees

        KPMG LLP charged $55,680 in fiscal year 2010 for tax consulting services related to structuring the Company's international business operations. Both the retention of KPMG LLP for these services and the budget for these services were pre-approved by the audit committee. KPMG LLP did not charge the Company for any tax consulting services in fiscal year 2009.

All Other Fees

        KPMG LLP did not bill the Company for any fees for products and services rendered in fiscal years 2010 and 2009 other than those reported in the foregoing paragraphs.

Pre-approval Policies and Procedures

        The audit committee pre-approved all audit, audit-related and permissible non-audit services provided to the Company by KPMG LLP before management engaged the auditors for those purposes. The policy of the committee is to review all engagement letters for accounting firms for non-audit services while allowing the Company to enter into the agreements, but to specifically pre-approve all services to be provided by the firm which performs the annual audit of the Company's financial statements and internal control over financial reporting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The audit committee's charter provides that the audit committee will review and approve any transactions between us and any of our executive officers, directors and 5% stockholders, or any members of their immediate families, in which the amount involved exceeds the threshold limits established by the regulations of the SEC. In reviewing a related-party transaction, the audit committee considers the material terms of the transaction, including whether the terms are generally available to an unaffiliated third party under similar circumstances. Except as specifically noted, the transactions described below were entered into prior to our IPO, and we were contractually obligated to perform under these agreements prior to the formation of the audit committee.

Grants of Franchise or License Rights

        We have licensed or franchised restaurants to companies owned in part by the executive officers, directors and 5% stockholders listed below. The licensing or franchise fees paid by these companies to us range from 0.0% to 3.5% of restaurant sales.

Restaurant	Name and Ownership	Initial Franchise Fee	Royalty Rate	Fees Paid to Us in Fiscal 2010
				($ in thousands)
Billings, MT	W. Kent Taylor (55.0%)	—	3.5%	150.4
	Scott M. Colosi (2.0%)
Bossier City, LA	Steven L. Ortiz (66.0%)	—	3.5%	159.7
Brownsville, TX	G.J. Hart (61.23%)	—	3.5%	169.2
	Steven L. Ortiz (30.61%)
Everett, MA	W. Kent Taylor (59.0%)	—	3.5%	204.4
Fargo, ND	G.J. Hart (83.84%)	—	3.5%	148.1
	Scott M. Colosi (5.05%)
Longmont, CO	Steven L. Ortiz (47.5%)	—	3.5%	110.0
McKinney, TX	G.J. Hart (30.0%)	—	3.5%	141.3
	Steven L. Ortiz (30.0%) Scott M. Colosi (2.0%)
Melbourne, FL(1)	W. Kent Taylor (34.0%)	—	—	92.4
Muncie, IN(2)	W. Kent Taylor (11.48%)	—	$50,000 per year	50.0
New Berlin, WI	G.J. Hart (30.0%)	—	3.5%	103.8
	Steven L. Ortiz (30.0%) Scott M. Colosi (2.0%)
Omaha, NE	G.J. Hart (68.68%)	—	3.5%	158.5
	Scott M. Colosi (10.99%)
Port Arthur, TX	W. Kent Taylor (30.0%)	—	3.5%	164.6
	G.J. Hart (30.0%) Steven L. Ortiz (30.5%) Scott M. Colosi (3.0%)
Temple, TX	Steven L. Ortiz (78.0%)	—	3.5%	124.8
Wichita, KS	W. Kent Taylor (51.1%)	—	3.5%	226.5
	Scott M. Colosi (4.0%)

(1)
Licensed restaurant which opened in September 1996. In lieu of royalties, the entity pays supervision fees.

(2)
Licensed restaurant which opened in November 1996.

        We have entered into a preliminary franchise agreement with a company which is 95% owned by W. Kent Taylor to develop a restaurant at a location which is to be determined. The terms of the preliminary franchise agreement provide for no initial franchise fees and royalties of 3.5% of restaurant sales. During 2010, we received no payment from this franchise restaurant, as none was due. The executive officers will not be granted any additional franchise rights.

        The franchise agreements and preliminary franchise agreements that we have entered into with our executive officers, directors and 5% stockholders contain the same terms and conditions as those agreements that we enter into with our other domestic franchisees, with the exception of the initial franchise fees and the royalty rates, which are currently $40,000 and 4.0%, respectively, for our other domestic franchisees. With the exception of the Melbourne, FL and Muncie, IN licensed restaurants, we have the contractual right, but not the obligation, to acquire the restaurants owned by our executive officers, directors and 5% stockholders based on a pre-determined valuation formula which is the same as the formula contained in the domestic franchise agreements that we have entered into with other franchisees with whom we have such rights. A preliminary agreement for a franchise may be terminated if the franchisee does not identify and obtain our approval of its restaurant management personnel, locate and obtain our approval of a suitable site for the restaurant or does not demonstrate to us that it has secured necessary capital and financing to develop the restaurant. Once a franchise agreement has been entered into, it may be terminated if the franchisee defaults in the performance of any of its obligations under the agreement, including its obligations to operate the restaurant in strict accordance with our standards and specifications. A franchise agreement may also be terminated if a franchisee becomes insolvent, fails to make its required payments, creates a threat to the public health or safety, ceases to operate the restaurant or misuses the Texas Roadhouse trademarks.

Other Related Transactions

        The Longview, Texas restaurant, which was acquired by us in connection with the completion of our IPO, leases the land and restaurant building from an entity controlled by Steven L. Ortiz, our Chief Operating Officer. The lease is for 15 years and will terminate in November 2014. The lease can be renewed for two additional periods of five years each. Rent is approximately $19,000 per month. The lease can be terminated if the tenant fails to pay the rent on a timely basis, fails to maintain the insurance specified in the lease, fails to maintain the building or property or becomes insolvent. Total rent payments for 2010 were approximately $224,000.

        The Bossier City, Louisiana restaurant, of which Steven L. Ortiz beneficially owns 66.0% and we own 5.0%, is leased from an entity owned by Mr. Ortiz. The lease is for 15 years and will terminate on March 31, 2020. The lease can be renewed for three additional periods of five years each. Rent is approximately $16,600 per month and escalates 10% each five years during the term. The lease can be terminated if the tenant fails to pay rent on a timely basis, fails to maintain insurance, abandons the property or becomes insolvent. The tenant's obligation to pay rent commenced in April 2005 and total rent payments for 2010 were approximately $193,000. The audit committee ratified this transaction in February 2005 after considering market rentals of comparable land and building leases and considering our limited ownership interest. Additionally, the audit committee requested that we attempt to purchase the land and building from Mr. Ortiz' entity in the event the restaurant is ever acquired by us.

        We entered into real estate lease agreements for franchise restaurants located in Everett, MA, of which W. Kent Taylor beneficially owns 59.0%, Longmont, CO, of which Steven L. Ortiz owns 47.5%, and Fargo, ND, of which G.J. Hart owns 83.84% and Scott M. Colosi owns 5.05%, before our granting franchise rights for those restaurants. We have subsequently assigned the leases to the franchisees, but we remain contingently liable if a franchisee defaults under the terms of a lease. The Longmont lease expires in May 2014, the Everett lease expires in February 2018 and the Fargo lease expires in July 2016.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Board of Directors requests stockholder approval of the compensation of the Company's Named Executive Officers as described in the Compensation Discussion and Analysis, the Executive Compensation section and the other related executive compensation tables and related discussions in this proxy statement. As an advisory vote, the outcome of the voting on this proposal is not binding upon the Company; however, the compensation committee, which is responsible for establishing and administering the Company's executive compensation program, values the opinions expressed by stockholders on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

        The objective of the compensation committee in setting and evaluating the compensation of our Named Executive Officers is to provide those officers with a package that is competitive with comparable positions in similar industries and which, in total, promotes the profitability of the Company by tying a significant amount of each officer's compensation to the overall performance of the Company. As a result, compensation for the Named Executive Officers is divided into three key components: (1) base salary, which provides a secure base of compensation and serves to motivate and retain our Named Executive Officers; (2) an incentive bonus, which rewards our Named Executive Officers for the success of the Company as measured by growth in the Company's earnings per diluted share, and for each officer's individual contribution to that success; and (3) grants of restricted stock units, which offer the Named Executive Officers a financial interest in the long-term success of the Company and align their interests with those of our stockholders.

        This structure, along with the culture and values of our Company, allows the Company to attract and retain top talent, while also encouraging our officers to keep their focus on key strategic financial and operational goals. Therefore, the Board requests approval of the compensation packages of our Named Executive Officers.

Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE EXECUTIVE COMPENSATION DETAILED IN THIS PROXY STATEMENT.

PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

        This Proposal 4 provides stockholders the opportunity to cast an advisory vote on how frequently they would like to cast advisory votes on executive compensation (a "say-on-pay" vote). Under this Proposal 4, stockholders may vote to conduct a say-on-pay vote every year, every two years or every three years. As an advisory vote, the outcome of the voting on this proposal is not binding upon the Company; however, the Board values the opinions expressed by stockholders in their vote on this proposal.

        As stated above, the compensation program for the Named Executive Officers is closely tied to the long-term achievement of the Company's financial and operational objectives. Of the three key components of executive compensation, two are directly impacted by the Company's financial success over a period of years. We believe that this structure aligns our officers' interests with those of our stockholders and keeps their focus on long-term business development, as well as short-term financial results. This structure is complemented by the fact that the employment agreements of our Named Executive Officers have historically been multi-year contracts.

        Based on these considerations, we feel that our stockholders can most meaningfully evaluate the compensation offered to our Named Executive Officers by considering their performance relative to the performance of the Company over a period of three years. Evaluating these items annually, or even bi-annually, carries the risk of focusing on and/or reacting to short-term results which could, in effect, cause an excessive shift in focus toward short-term goals, as opposed to a balanced approach involving long-term brand building as well as near-term results. We believe having the opportunity to vote once every three years will allow our stockholders to more fully and accurately assess the success or failure of our compensation strategies in light of Company performance for the relevant time period.

        In addition, the compensation committee believes that an advisory vote on this issue once every three years will provide the committee with an appropriate amount of time to thoughtfully consider any concerns raised by the stockholders, to develop a response to those concerns and to implement changes to the executive compensation plans if necessary. Therefore, the Board recommends approval of a frequency of "every three years" for the say-on-pay vote.

Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT "EVERY THREE YEARS" AS THE FREQUENCY WITH WHICH SAY ON PAY VOTES WILL BE CONDUCTED.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview and Philosophy

        We entered into new employment agreements with G.J. Hart, Scott M. Colosi, W. Kent Taylor, Steven L. Ortiz and Sheila C. Brown, our Named Executive Officers, on January 14, 2008, which were effective as of December 26, 2007. On February 18, 2010, we amended those employment agreements to extend the term of each officer's employment from January 7, 2011 until January 7, 2012 at the same annual base salary and annual base incentive bonus amount (the "Amendments"). In the discussion below, we refer to the employment agreements, as they have been amended, as the Employment Agreements.

        Each officer's Employment Agreement establishes a base salary which is to remain constant throughout the term of the agreement. The Employment Agreements also establish an incentive bonus amount based on the achievement of defined goals to be established annually by the compensation committee. Except with respect to Mr. Taylor's employment agreement, the amount of the annual base incentive bonus may be increased 5% each year through the term, provided that there has been an appropriate increase in the goals to be achieved each year, as determined by the compensation committee. Except with respect to Mr. Taylor's employment agreement, each officer's Employment Agreement provides for the grant of restricted stock units, the conditional right to receive shares of our common stock upon vesting. Each officer has agreed not to compete with us during the term of his or her employment and for a period of two years following his or her termination of employment, unless the officer's employment is terminated without cause following a change in control, in which case the officer has agreed not to compete with us through the date of the last payment of the officer's severance payments.

        The underlying philosophy reflected in the Employment Agreements was to provide the Named Executive Officers with a compensation package which, in total, would promote the profitability of the Company and which was a pragmatic response to external market conditions; that is, compensation that is competitive with comparable positions in similar industries, including the casual dining sector of the restaurant industry, but which is reasonable and in the best interests of our stockholders. We believe that the overall design of the compensation packages, along with the culture and values of our Company, allows us to attract and retain top talent, while also keeping the Named Executive Officers focused on both long-term business development and short-term financial growth.

        To assist them in the determination of the compensation packages under the Employment Agreements, in 2007 the compensation committee retained the Mercer human resources consulting firm to provide services. Mercer was asked to gather actual data for positions the same as or similar to those of the Named Executive Officers. The compensation committee requested that data be presented for the following companies: Applebee's International; Benihana; BJ's Restaurants; Buffalo Wild Wings; California Pizza Kitchen; Cheesecake Factory; Bob Evans Farms; IHOP; Morton's Restaurant; O'Charley's; Panera Bread; Rare Hospitality International; Red Robin Gourmet Burgers; Ruby Tuesday; and Ruth's Chris Steak House. These companies were selected on the basis of their size, complexity, revenue and/or segment of the restaurant industry relative to the Company.

        The compensation committee did not strive to target any specified percentile of any element of the peer companies' compensation. Rather, the compensation committee applied the business judgment of the committee members to design compensation packages for the Named Executive Officers based on the specific philosophies described below taking into account all surrounding facts and circumstances.

 Elements of Compensation

Base Salary

        Base salaries for our Named Executive Officers are designed to provide a secure base of compensation which will be effective in motivating and retaining key executives. The actual amounts paid to each Named Executive Officer during the fiscal year 2010 are more fully described in "Executive Compensation."

        Each officer's Employment Agreement established an annual salary as shown in the table below which is to remain constant throughout the term of the agreement.

Annual Salary ($)
G.J. Hart President, Chief Executive Officer	600,000
Scott M. Colosi Chief Financial Officer	300,000
W. Kent Taylor Chairman	300,000
Steven L. Ortiz Chief Operating Officer	460,000
Sheila C. Brown General Counsel, Corporate Secretary	225,000

Incentive Bonus

        Incentive bonuses are designed to reward our Named Executive Officers for the success of the Company, as measured by growth in the Company's earnings per diluted share ("EPS"), and for each officer's individual contribution to that success. It is our belief that a significant amount of each officer's compensation should be tied to the performance of the Company.

        Each year, the compensation committee establishes a new annual target for the Named Executive Officers under the existing incentive compensation program. In February 2010, an EPS target of $0.705 to $0.735 was approved. The annual target represented management's estimate of EPS for the fiscal year 2010 and reflected EPS growth of five to ten percent over the actual results achieved during fiscal year 2009. Management's estimate was primarily driven by the uncertainty of the macroeconomic environment and the impact on the restaurant industry and the Company, offset by anticipated food cost deflation. Depending on the level of achievement of the EPS target each year, the bonus may be reduced to a minimum of $0 or increased to a maximum of two times the base amount. The base, minimum and maximum amounts payable to each officer are shown in the table below. Each $0.005 change from the EPS target results in an increase or decrease of 7% to the base bonus amount within the range specified. For example, if we achieved $0.74 of EPS, the bonus payable would have been 107% of the base bonus amount. Conversely, if we achieved $0.70, the bonus payable would have been 93% of the base bonus amount. The annual target can be adjusted for acquisitions or divestitures, accounting changes and other extraordinary events as noted by the compensation committee. No such adjustments were made to the 2010 annual target, and in February 2011, the committee authorized bonus payments to the officers at 191% of the base amount, based on actual EPS achieved during fiscal year 2010. The actual amounts earned by each Named Executive Officer during fiscal year 2010 are more fully described in "Executive Compensation."

        We pay bonuses on a quarterly basis, based upon achievement of quarterly targets that equal, in the aggregate, the annual target.

 Executive Incentive Compensation for the Fiscal Year 2010

Name	Base Bonus $	Minimum Bonus $	Maximum Bonus $
G.J. Hart	600,000	—	1,200,000
Scott M. Colosi	250,000	—	500,000
W. Kent Taylor	200,000	—	400,000
Steven L. Ortiz	400,000	—	800,000
Sheila C. Brown	100,000	—	200,000

Stock Awards

        Prior to fiscal year 2008, we had historically granted stock options to approximately 1,000 employees, including our Named Executive Officers except Mr. Taylor. Under our 2004 Equity Incentive Plan, the exercise price of stock options is the closing price of our stock on the trading day immediately preceding the date of the grant. It was our practice to grant options quarterly on the day that follows the third full trading day after the public release of the Company's earnings for the prior fiscal quarter.

        Beginning with fiscal year 2008, we have awarded restricted stock units in lieu of stock options to those employees who had been eligible to receive stock options. Each restricted stock unit represents the conditional right to receive one share of our common stock upon satisfaction of the vesting requirements. We have continued our practice of granting these awards quarterly on the day that follows the third full trading day after the public release of the Company's earnings for the prior fiscal quarter.

        Except with respect to Mr. Taylor's employment agreement, the Employment Agreements provide for the granting of restricted stock units. We believe that restricted stock units, like stock options, offer the Named Executive Officers a financial interest in the Company and align their interests with those of our stockholders. Similar to stock options, the value of a restricted stock unit is dependent upon the price of our common stock on the date of vesting. Therefore, a recipient of a restricted stock unit is motivated to improve the Company's performance in the hope that the performance will be reflected by the stock price. Restricted stock units also serve to retain the Named Executive Officers as they vest over a period of time. The number of restricted stock units granted to each officer reflects each officer's job responsibilities and individual contribution to the success of the Company. The number of restricted stock units granted in 2008 are shown in the table below. Each of these grants vest in 25% increments each January 7 over a four-year period. Mr. Taylor requested that he not be granted any restricted stock units, and the compensation committee honored his request.

Restricted Stock Units granted pursuant to 2008 Employment Agreements
G.J. Hart	240,000
Scott M. Colosi	125,000
W. Kent Taylor	—
Steven L. Ortiz	175,000
Sheila C. Brown	75,000

        There were no grants of stock awards to the Named Executive Officers during fiscal year 2010. Except with respect to Mr. Taylor's employment agreement, the Amendments provided for a grant to each officer of restricted stock units in the amounts set forth below on January 8, 2011, which stock will vest on January 7, 2013.

Restricted Stock Units granted pursuant to Amendments
G.J. Hart	80,000
Scott M. Colosi	41,667
W. Kent Taylor	—
Steven L. Ortiz	58,333
Sheila C. Brown	25,000

Separation and Change in Control Arrangements

        The Employment Agreements provide that, except in the event of a change in control, no severance will be paid to Messrs. Hart, Taylor or Ortiz upon termination of employment, but each is entitled to receive a crisp $100 bill if his employment is terminated by us without cause before the end of the term. Except in the event of a change in control, the Employment Agreements with Mr. Colosi and Ms. Brown provide that if we terminate either of their employment without cause before the end of the term, and if the officer signs a release of all claims against us, we will pay a severance payment equal to the officer's base salary for a period of 180 days in addition to 50% of the incentive bonus earned by the officer during the last four full fiscal quarters immediately preceding the fiscal quarter in which the termination occurred. The salary component of the severance payments is subject to deductions and withholdings and is to be paid to the officers in periodic installments in accordance with our normal payroll practices. The bonus component of the severance payments to the officers is to be paid on the same date as the payment would have been made had his or her employment not been terminated.

        The Employment Agreements with each of the officers also provide that if the officer's employment is terminated other than for cause following a change in control, or if the officer resigns for good reason following a change in control because he or she is required to move, the Company's successor does not agree to be bound by the agreement, or the officer's duties, pay or total benefits are reduced, such officer will receive severance payments in an amount equal to the officer's base salary and incentive bonus for a period which is the longer of through the end of the term of the agreement or one year. In addition, the officer's unvested stock options or other stock awards, if any, will become vested as of the date of termination. The payments and acceleration of vesting of the stock options or other stock awards are contingent upon the officer signing a full release of claims against us. The salary component of the severance payments is subject to deductions and withholdings and is to be paid to the officers in periodic installments in accordance with our normal payroll practices. The bonus component of the severance payments to the officers is to be paid on the same date as the payment would have been made had his or her employment not been terminated.

        The estimated amounts that would have been payable to a Named Executive Officer under these arrangements are more fully described in "Termination, Change of Control and Change of Responsibility Payments."

 COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 28, 2010.

        All members of the compensation committee concur in this report.

James F. Parker, Chair Martin T. Hart Gregory N. Moore James R. Ramsey James R. Zarley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The compensation committee of the Board is comprised of Messrs. Martin Hart, Moore, Parker, Ramsey and Zarley, each a non-employee director of the Company. None of our executive officers serve on the compensation committee or board of directors of any other company of which any members of our compensation committee or any of our directors is an executive officer.

EXECUTIVE COMPENSATION

        The following table sets forth the total compensation paid or accrued for the fiscal years 2010, 2009 and 2008 for G.J. Hart, our President and Chief Executive Officer, Scott M. Colosi, our Chief Financial Officer, and each of our three other most highly compensated executive officers, each of whom were executive officers at the end of the fiscal year 2010.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Grant Date Fair Value of Stock Awards ($)(2) (e)	Non-equity Incentive Plan Compensation ($) (f)	Total ($) (g)
G.J. Hart	2010	600,000	—	—	1,142,400	1,742,400
President, Chief Executive Officer	2009	600,000	—	—	1,200,000	1,800,000
	2008	600,000	—	2,344,800	324,000	3,268,800
Scott M. Colosi	2010	300,000	200	—	476,000	776,200
Chief Financial Officer	2009	300,000	200	—	500,000	800,200
	2008	300,000	200	1,221,250	135,000	1,656,450
W. Kent Taylor	2010	300,000	—	—	380,800	680,800
Chairman of the Company	2009	300,000	—	—	400,000	700,000
	2009	300,000	—	—	108,000	408,000
Steven L. Ortiz	2010	460,000	—	—	761,600	1,221,600
Chief Operating Officer	2009	460,000	—	—	800,000	1,260,000
	2008	460,000	200	1,709,750	216,000	2,385,950
Sheila C. Brown	2010	225,000	200	—	190,400	415,600
General Counsel, Corporate Secretary	2009	225,000	200	—	200,000	425,200
	2008	225,000	200	732,750	54,000	1,011,950

(1)
This column represents holiday bonus awards paid to the Named Executive Officers for the fiscal years ended December 28, 2010, December 29, 2009 and December 30, 2008.

(2)
For restricted stock units, fair value is equal to the closing price of the Company's common stock on the trading day immediately preceding the date of the grant, which was $9.77. No option awards were granted during the period of time covered by this table.

The Company cautions that the amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company's actual operating performance, stock price fluctuations and the Named Executive Officer's continued service with the Company. Additional information on all outstanding stock and option awards is reflected in the "Grants of Plan-Based Awards Table" and the "Outstanding Equity Awards at Fiscal Year End Table."

Grants of Plan-Based Awards in Fiscal Year 2010

        There were no grants of stock awards to the Named Executive Officers during fiscal year 2010.

 Outstanding Equity Awards

        The following table presents information with respect to outstanding stock option and stock awards as of December 28, 2010 by the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date(1) (e)		Number of Shares or Units of Stock That Have Not Vested (#)(2) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (g)
G.J. Hart	175,000	—	8.75	10/08/2014	(i)	120,000	(i)	2,077,200
Scott M. Colosi	35	—	3.45	09/09/2012	(ii)	62,500	(ii)	1,081,875
	35		3.45	09/09/2012	(iii)
	35		3.45	09/09/2012	(iv)
	3,480		3.45	09/09/2012	(ii)
	18,750		8.75	10/08/2014	(v)
	95,000		8.75	10/08/2014	(vi)
W. Kent Taylor	—	—	NA	NA		—		NA
Steven L. Ortiz	7,402		8.75	10/04/2014	(vii)	87,500	(iii)	1,514,625
	28,160		8.75	10/04/2014	(vii)
	57,000		8.75	10/08/2014	(viii)
	57,000		8.75	10/08/2014	(v)
	171,000		8.75	10/08/2014	(vi)
Sheila C. Brown	—	—	NA	NA		37,500	(iv)	649,125

(1)
The option vesting dates are as follows:

(i)
10/08/2007

(ii)
09/09/2006

(iii)
09/09/2007

(iv)
09/09/2008

(v)
10/08/2006

(vi)
10/08/2007

(vii)
10/04/2005

(viii)
10/08/2005

  See the "Compensation Discussion and Analysis" for the conditions of accelerated vesting upon termination of employment other than for cause.

(2)
The vesting schedule is as follows:

(i)
60,000 shares on each of January 7, 2011 and January 7, 2012

(ii)
31,250 shares on each of January 7, 2011 and January 7, 2012

  (iii)
  43,750 shares on each of January 7, 2011 and January 7, 2012

  (iv)
  18,750 shares on each of January 7, 2011 and January 7, 2012

  See the Compensation Discussion and Analysis for the conditions of accelerated vesting upon termination of employment other than for cause.

(3)
Market value was computed using the Company's closing stock price on December 28, 2010 of $17.31 per share.

Option Exercises

        The following table presents information with respect to stock options exercised during the fiscal year ended December 28, 2010 by the Named Executive Officers.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
G.J. Hart	205,448	986,614	60,000	669,000
Scott M. Colosi	221,415	2,586,426	31,250	348,438
W. Kent Taylor	—	NA	—	NA
Steven L. Ortiz	—	NA	43,750	487,812
Sheila C. Brown	114,264	425,191	18,750	209,063

(1)
The value realized upon exercise of options represents the difference between the market value of the underlying securities at exercise and the exercise price of the options.

(2)
The value realized upon vesting of restricted stock units represents the market value of the underlying shares on the vesting date.

 Termination, Change of Control and Change of Responsibility Payments

        The following table lists the estimated amounts payable to a Named Executive Officer if his or her employment had been terminated without cause unrelated to a change of control on December 28, 2010, the last day of our fiscal year, provided that each officer signed a full release of all claims against us.

Termination Payments Table

Name (a)	Estimated Payments ($)(1) (b)	Estimated Value of Newly Vested Stock Awards ($)(2) (c)	Total ($) (d)
G.J. Hart	100	2,077,200	2,077,300
Scott M. Colosi	397,945	1,081,875	1,479,820
W. Kent Taylor	100	NA	100
Steven L. Ortiz	100	1,514,625	1,514,725
Sheila C. Brown	210,959	649,125	860,084

(1)
Messrs. Hart, Taylor and Ortiz were each entitled to a crisp $100 bill upon the termination of their employment without cause. If the employment of Mr. Colosi had been terminated under those circumstances, he would have received the amount of his annual base salary then in effect ($300,000) for 180 days, plus 50% of the bonus he earned ($500,000) during the four quarters preceding the fourth quarter of the fiscal year 2010. If the employment of Ms. Brown had been terminated under those circumstances, she would have received the amount of her annual base salary then in effect ($225,000) for 180 days, plus 50% of the bonus she earned ($200,000) during the four quarters preceding the fourth quarter of the fiscal year 2010.

(2)
Except with respect to Mr. Taylor, who has no restricted stock units, each officer's restricted stock units would have become immediately exercisable upon a termination of his or her employment without cause. The amounts shown in this column represent the value of the restricted stock units at the closing price of our common stock on December 28, 2010, which was $17.31. The number of restricted stock units which would have vested on that date is shown in "Outstanding Equity Awards." None of the Named Executive Officers had unvested stock options as of December 28, 2010.

        The following table lists the estimated amounts payable to a Named Executive Officer if his or her employment had been terminated without cause following a change of control, or if any of the officers had resigned his or her position for good reason following a change of control, on December 28, 2010, the last day of our fiscal year, provided that each officer signed a full release of all claims against us.

Change in Control, Change in Responsibilities Payments Table

Name (a)	Estimated Payments ($)(1) (b)	Estimated Value of Newly Vested Stock Awards ($)(2) (c)	Total ($) (d)
G.J. Hart	1,211,538	2,077,200	3,288,738
Scott M. Colosi	555,769	1,081,875	1,637,644
W. Kent Taylor	505,769	NA	505,769
Steven L. Ortiz	868,846	1,514,625	2,383,471
Sheila C. Brown	329,327	649,125	978,452

(1)
If the employment of any of the officers had been terminated without cause following a change of control, or if any of the officers had resigned his or her position for good reason following a change of control, the officer would have received the amount of his or her then current base salary and incentive bonus through the end of the term of the officer's employment agreement, but not less than one year. Had an officer's employment been so terminated on December 28, 2010, each officer would have continued to receive payment through January 7, 2012.

The table below details the estimated payment for each officer.

Name (a)	Salary ($) (b)	Bonus ($) (c)	Total Estimated Payments ($) (d)
G.J. Hart	611,538	600,000	1,211,538
Scott M. Colosi	305,769	250,000	555,769
W. Kent Taylor	305,769	200,000	505,769
Steven L. Ortiz	468,846	400,000	868,846
Sheila C. Brown	229,327	100,000	329,327
(2)
Except with respect to Mr. Taylor, who has no restricted stock units, each officer's restricted stock units would have become immediately exercisable upon a termination of his or her employment without cause following a change of control, or if any of the officers had resigned his or her position for good reason following a change of control. The amounts shown in this column represent the value of the restricted stock units at the closing price of our common stock on December 28, 2010, which was $17.31. The number of restricted stock units which would have vested on that date are shown in "Outstanding Equity Awards." None of the Named Executive Officers had unvested stock options as of December 28, 2010.

STOCK OWNERSHIP INFORMATION

        The following table sets forth as of December 28, 2010 certain information with respect to the beneficial ownership of the Company's common stock of (i) the Chief Executive Officer, the Chief Financial Officer and the other three executive officers of the Company who earned the highest total compensation during the fiscal year 2010 (the "Named Executive Officers"), (ii) each director or nominee for director of the Company, (iii) all directors and executive officers as a group, and (iv) each stockholder other than management stockholders known by the Company to be the owner of 5% or more of the Company's common stock. The Company has no shares of preferred stock outstanding. In the table below, the voting percentages reflect all the shares common stock outstanding as of December 28, 2010.

	Common Stock(1)
Name	Common Stock Ownership(2)		Percent
Directors, Nominees and Named Executive Officers:
W. Kent Taylor(3)(4)	8,200,008		11.35%
G.J. Hart	289,032		*
Martin T. Hart(5)	213,008		*
Gregory N. Moore	64,722		*
James F. Parker	73,560		*
James R. Ramsey	73,368		*
James R. Zarley	62,500		*
Steven L. Ortiz	595,628		*
Scott M. Colosi	203,045		*
Sheila C. Brown	68,048		*
Directors, Nominees and All Executive Officers as a Group (10 Persons)	9,842,919		13.45%
Other 5% Beneficial Owners**
Capital Research Global Investors	4,672,200	(6)	6.47%
333 South Hope Street
Los Angeles, California 90071
Prudential Financial, Inc	4,331,890	(7)	6.00%
751 Broad Street
Newark, New Jersey 07102-3777
Blackrock, Inc.	4,156,333	(8)	5.76%
40 East 52nd Street
New York, New York 10022

*
Represents beneficial ownership of less than 1.0% of the outstanding shares of class.

**
This information is based on stock ownership reports on Schedule 13G filed by each of these stockholders with the SEC as of December 31, 2010.

(1)
Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under the rules of the SEC, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days, and such shares are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. However, we do not consider shares of which beneficial ownership can be acquired within 60 days to be outstanding when we calculate the percentage ownership of any other person. "Common Stock Ownership" includes (a) stock held in joint tenancy, (b) stock owned as tenants in common, (c) stock owned or held by spouse or other members of the reporting person's household and (d) stock in which the reporting person either has or shares voting and/or investment power, even though the reporting person disclaims any beneficial interest in such stock.

(2)
The following table lists the shares to which each named person has the right to acquire beneficial ownership within 60 days of December 28, 2010 through the exercise of stock options or the vesting of restricted stock units granted pursuant to our equity incentive plan:

Name	Shares which may be acquired within 60 days pursuant to stock awards
W. Kent Taylor	—
G.J. Hart	235,000
Martin T. Hart	47,500
Gregory N. Moore	47,500
James F. Parker	47,500
James R. Ramsey	20,834
James R. Zarley	47,500
Steven L. Ortiz	364,312
Scott M. Colosi	148,585
Sheila C. Brown	18,750
Directors, Nominees and All Executive Officers as a Group (10 Persons)	977,481
(3)
Mr. Taylor's address is c/o Texas Roadhouse, Inc., 6040 Dutchmans Lane, Suite 200, Louisville, Kentucky 40205.

(4)
100,000 shares are pledged to a bank.

(5)
165,508 shares are pledged to a bank.

(6)
As reported on the Schedule 13G filed by Capital Research Group Investors with the SEC on February 10, 2011, it has sole voting and dispositive power with respect to these shares.

(7)
As reported on the Schedule 13G filed by Prudential Financial, Inc. with the SEC on February 8, 2011, it has sole voting and dispositive power with respect to 434,625 shares, shared voting power with respect to 1,871,826 shares, and shared dispositive power with respect to 3,897,265 shares. Prudential Financial, Inc. indirectly owns 100% of the equity interests of Jennison Associates LLC, which filed a Schedule 13G with the SEC on February 11, 2011. Jennison Associates LLC does not file jointly with Prudential Financial, Inc., and as such, shares included in the Schedule 13G filed by Jennison Associates LLC may also be included in the shares reported on the Schedule 13G filed by Prudential Financial, Inc. Jennison Associates LLC has sole voting power with respect to 3,961,455 shares and shared dispositive power with respect to 4,077,944 shares.

(8)
As reported on the Schedule 13G filed by Blackrock, Inc. with the SEC on February 9, 2011, it has sole voting and dispositive power with respect to these shares.

STOCKHOLDER PROPOSALS

        Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934 ("Exchange Act"), stockholders may present proposals to be included in the Company proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. Any such proposal must comply with Rule 14a-8.

        The Company's by-laws, a copy of which is available on the Company's website, www.texasroadhouse.com, require stockholders who intend to propose business for consideration by stockholders at the 2012 Annual Meeting, other than stockholder proposals that are included in the proxy statement, to deliver written notice to the principal executive offices of the Company on or before December 10, 2011. This notice must include a description of the business desired to be brought before the annual meeting, the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, the class, series and number of shares of the Company which are beneficially owned by the stockholder and such other beneficial owner and any material interest of the stockholder and such other beneficial owner in such business. Similar requirements are set forth in the Company's by-laws with respect to stockholders desiring to nominate candidates for election as director. Exchange Act rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with these deadlines, and in certain other cases notwithstanding the stockholder's compliance with these deadlines. If a stockholder submitting a matter to be raised at the Company's next annual meeting or a candidate for election as director desires that such matter or candidate be included in the Company's proxy statement, such matter or candidate must be submitted to the Company no later than December 10, 2011.

        The rules of the SEC set forth standards for what stockholder proposals the Company is required to include in a proxy statement for an annual meeting.

STOCKHOLDERS' COMMUNICATIONS WITH THE BOARD

        Stockholders that want to communicate in writing with the Board, or specified directors individually, may send proposed communications to the Company's Corporate Secretary, Sheila C. Brown, at 6040 Dutchmans Lane, Suite 200, Louisville, Kentucky 40205. The proposed communication will be reviewed by the audit committee and the General Counsel. If the communication is appropriate and serves to advance or improve the Company or its performance, contains no objectionable material or language, is not unreasonable in length, and is directly applicable to the business of the Company, it is expected that the communication will receive favorable consideration for presentation to the Board or appropriate director(s).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership and to provide the Company with copies of all such filed forms. Based solely on its review of such copies or written representations from reporting persons, the Company believes that all reports were filed on a timely basis during the fiscal year ended December 28, 2010.

FORM 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2010, accompanies this proxy statement. The Company's Annual Report does not form any part of the material for solicitation of proxies.

        Any stockholder who wishes to obtain, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2010, which includes financial statements, and is required to be filed with the SEC, may access it at www.texasroadhouse.com in the Investors section or may send a written request to Sheila C. Brown, Corporate Secretary, Texas Roadhouse, Inc., 6040 Dutchmans Lane, Suite 200, Louisville, Kentucky 40205.

OTHER BUSINESS

        The Board is not aware of any other matters to be presented at the Annual Meeting other than those set forth herein and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Sheila C. Brown
Corporate Secretary

Louisville, Kentucky
April 8, 2011

        Please vote your shares through any of the methods described on the proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting, you may still vote in person, since the proxy may be revoked at any time before its exercise by delivering a written revocation of the proxy to the Company's Corporate Secretary.

BARCODE See the reverse side of this notice to obtain proxy materials and voting instructions. BROKER LOGO HERE 1 OF 2 12 15 Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type:  For holders as of:  Date: Time:  Location: 0000097784_1 R1.0.0.11699 TEXAS ROADHOUSE, INC. Annual Meeting May 19, 2011 May 19, 2011 9:00 AM EDT March 21, 2011 Texas Roadhouse, Inc. 6040 Dutchmans Lane Louisville, KY 40205 Return Address Line 1 Return Address Line 2 Return Address Line 3 51 MERCEDES WAY EDGEWOOD NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

How To Vote Please Choose One of the Following Voting Methods Internal Use Only Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.  XXXX XXXX XXXX XXXX XXXX XXXX Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.  XXXX XXXX XXXX 0000097784_2 R1.0.0.11699 1. Combined Document Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 05, 2011 to facilitate timely delivery.

BARCODE Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence # 0000 0000 0000 Voting items 0000097784_3 R1.0.0.11699 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 James R. Ramsey 02 James R. Zarley The Board of Directors recommends you vote FOR the following proposal(s): 2 Proposal to ratify independent public accounting firm for 2011. 3 Say on Pay - An advisory vote on the approval of executive compensation. The Board of Directors recommends you vote 3 YEARS on the following proposal: 4 Say When on Pay - An advisory vote on the approvalof the frequency of shareholder votes on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE Voting Instructions THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # Reserved for Broadridge Internal Control Information 0000097784_4 R1.0.0.11699

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01B1MC 1 U P X + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and every 3 YRS for Proposal 4. For Against Abstain 2. Proposal to ratify independent public accounting firm for 2011. For Against Abstain 3. Say on Pay - An advisory vote on the approval of executive compensation. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - James R. Ramsey 02 - James R. Zarley 1. Election of Directors: For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 1 Yr 2 Yrs 3 Yrs Abstain 4. Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation. Texas Roadhouse, Inc. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 1 1 3 9 0 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 19, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/TXRH • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Notice of 2011 Annual Meeting of Stockholders 6040 Dutchmans Lane, Louisville, Kentucky 40205 Proxy Solicited by Board of Directors for Annual Meeting – May 19, 2011 Steven L. Ortiz or Scott M. Colosi, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Texas Roadhouse, Inc. to be held on May 19, 2011 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3, and every 3 YRS for Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Texas Roadhouse, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.